Exhibit 99

Vasomedical, Inc.
180 Linden Avenue
Westbury, New York 11590
Tel: (516) 997-4600 Fax: (516) 997-2299
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                                  NEWS RELEASE
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Vasomedical, Inc.                       Lippert/Heilshorn & Associates, Inc.
Thomas W. Fry, CFO                      Kim Sutton Golodetz (kgolodetz@lhai.com)
(516) 997-4600                          (212) 838-3777
investorrelations@vasomedical.com       Bruce Voss (bvoss@lhai.com)
                                        (310) 691-7100


                        VASOMEDICAL NAMES THOMAS GLOVER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

WESTBURY, N.Y. (September 30, 2004) - Vasomedical, Inc. (NASDAQ SC: VASO), a leader in the non-invasive treatment and management of cardiovascular diseases, announces the appointment of Thomas Glover as its new President and Chief Executive Officer, effective immediately. Mr. Glover has also been appointed to the Company's board of directors. He assumes the role of President and Chief Executive Officer from Photios T. (Fred) Paulson, who will continue to serve as a director and will act as an advisor to the company.

"Fred Paulson has brought immeasurable value to Vasomedical over the past several years," said Barry Cohen, Vasomedical's chairman. "On behalf of the board of directors, I would like to express our appreciation. Fred's hands-on management style has provided essential continuity to the operations of the company as we execute our strategic plan. I am confident that Fred's efforts will enable Tom Glover to make a seamless transition," Mr. Cohen continued.

Mr. Glover brings more than 25 years of executive managerial experience within the medical device sector to Vasomedical. During the past year, he served as acting President and CEO of Incappe, Inc., and was responsible for general management of the privately held medical device company that develops therapeutic devices to treat vascular insufficiency.

"Tom has a demonstrated record of building profitable, growth oriented, U.S. and international medical device businesses. He has experience with large as well as early stage companies and is well prepared to lead Vasomedical to its next stages of development into larger markets for EECP(R) therapy." said Photios T. Paulson.

From 1999 to 2003, Mr. Glover was President and CEO of privately held Vasca, Inc. of Tewksbury, MA. Under his leadership, the company achieved, U.S. Food and Drug Administration's 510(k) class III clearance for the company's first product, peak sales of $20 million during the first two years of commercialization, and secured Medicare and private insurance reimbursement for the device.

From 1997 to 1999, Mr. Glover was Executive Vice President, Johnson & Johnson Professional, Inc. responsible for management of the $200+ million U.S. orthopedic implant business and a member of the J.J.P.I board of directors, a $360 million multi-company division of Johnson & Johnson.

Prior to Johnson & Johnson, Mr. Glover was President and CEO of TherOx, Inc., a venture backed, privately held interventional cardiology company and also held several U.S. and international executive positions at Davis + Geck, American Cyanamid Company, during a 14 year tenure beginning in 1983 and concluding as the Vice President and General Manager of Davis + Geck, U.S. Commenting on the appointment, Mr. Glover stated, "I am thrilled to be joining Vasomedical at such an exciting time in the company's history. Vasomedical has enormous potential for growth due to compelling clinical data, superior products and services, and very dedicated employees. I am very excited about the opportunity to lead the management team and employees to help enable medical professionals provide EECP therapy to help their patients."

Mr. Glover is currently a director of Incappe, Inc. and Nova Science Ltd., an interventional cardiology products company based in Dublin, Ireland. He received an MBA from Iona University and a BBA from Pace University.

About Vasomedical

Vasomedical, Inc. is primarily engaged in designing, manufacturing, marketing and supporting EECP(R) external counterpulsation systems based on the Company's proprietary technology. EECP(R) therapy is a non-invasive, outpatient therapy for the treatment of diseases of the cardiovascular system currently indicated for use in cases of angina, cardiogenic shock, acute myocardial infarction and congestive heart failure. The therapy serves to increase circulation in areas of the heart with less than adequate blood supply and may restore systemic vascular function. The Company provides hospitals, clinics and private practices with EECP(R) equipment, treatment guidance and a staff training and maintenance program designed to provide optimal patient outcomes. EECP(R) is a registered trademark for Vasomedical's enhanced external counterpulsation system. Additional information is available on the Company's website at www.vasomedical.com.

Except for historical information contained in this release, the matters discussed are forward-looking statements that involve risks and uncertainties. When used in this release, words such as "anticipate," "believes," "estimate," "expect," "should," "intend," "projects," "objective," and "appears," and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and pricing; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; the impact of reimbursement rates and coverage; and the risk factors reported from time to time in the Company's SEC reports. The Company undertakes no obligation to revise any forward-looking statements as a result of future events or developments.

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